                                ECHO BAY MINES LTD.

                          NOTICE OF ANNUAL GENERAL MEETING
                                  OF SHAREHOLDERS
                                   JUNE 11, 1998

NOTICE IS HEREBY GIVEN that the Annual General Meeting of the shareholders of Echo Bay Mines Ltd. will be held at News Theatre, 98 The Esplanade, Toronto, Ontario on Thursday, the 11th day of June 1998, at 9:30 in the morning, for the following purposes:

1. to receive and consider the annual report containing financial statements for the year ended December 31, 1997 together with the report of the auditors thereon;

2.   to elect directors;

3.   to appoint auditors; and

4. to transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 23, 1998 will be entitled to notice of the meeting.

DATED at Edmonton, Alberta, Canada this 30th day of April 1998.


                                          (SIGNED)
                                          By Order of the Board,
                                          Lois-Ann L. Brodrick
                                          Vice President and Secretary


NOTE: IF YOU ARE UNABLE TO ATTEND IN PERSON, PLEASE FILL IN AND SIGN THE
      ENCLOSED FORM OF PROXY AND RETURN IT TO THE SECRETARY OF THE CORPORATION IN THE ENVELOPE PROVIDED.

                          MANAGEMENT PROXY CIRCULAR


                           SOLICITATION OF PROXIES

     This Management Proxy Circular is furnished in connection with the solicitation by the management of ECHO BAY MINES LTD. (the "Corporation") of proxies to be used at the Annual General Meeting of the shareholders of the Corporation to be held at the time and place and for the purposes set forth in the foregoing notice. This material was first sent to shareholders on or about April 30, 1998. The Corporation will bear all costs in connection with the printing and mailing of the enclosed materials as well as the cost of solicitation of proxies. D.F. King & Company, Inc. will solicit proxies from nominee accounts for a fee of U.S. $20,000 plus expenses. To the extent necessary to assure adequate representation at the meeting, solicitation of proxies may be made by directors, officers and regular employees of the Corporation directly as well as by mail and by telephone.

                    APPOINTMENT AND REVOCATION OF PROXIES

     The persons designated in the enclosed form of proxy are officers of the Corporation. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON OTHER THAN THE PERSONS DESIGNATED IN THE ACCOMPANYING FORM OF PROXY TO REPRESENT HIM AT THE MEETING. THE PERSON NEED NOT BE A SHAREHOLDER. This right may be exercised either by inserting in the space provided the name of the other person a shareholder wishes to appoint or by completing another proper form of proxy. Shareholders who wish to be represented at the meeting by proxy must deposit their form of proxy prior to 5:00 o'clock in the afternoon local time on June 10, 1998 either at the principal office of the Corporation, 1210 Manulife Place, 10180 - 101 Street, Edmonton, Alberta, Canada T5J 3S4 or at the office of Montreal Trust Company of Canada, 151 Front Street West, Toronto, Ontario, Canada M5J 2N1, or bring the proxy to the meeting and deliver it to the Chairman or Secretary of the Corporation prior to the commencement of the meeting.
     A shareholder who has given a proxy has the right to revoke it at any time by an instrument in writing executed by the shareholder or his attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited either at the principal office of the Corporation, 1210 Manulife Place, 10180 - 101 Street, Edmonton, Alberta, Canada T5J 3S4 or at the office of Montreal Trust Company of Canada, 151 Front Street West, Toronto, Ontario, Canada M5J 2N1 addressed to the Secretary of the Corporation, c/o Montreal Trust Company of Canada, at any time up to and including the last business day preceding the day of the meeting, or any adjournment thereof, at which the proxy is to be used, or with the Chairman or Secretary of the Corporation on the day of the meeting, or any adjournment thereof.

                 VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

     On April 15, 1998, there were outstanding 139,370,031 common shares of the Corporation, each of which carries the right to one vote. A quorum of shareholders will be established at the meeting if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. Abstentions will be counted for quorum but for no other purpose. A majority of the votes cast at the meeting in person or by proxy is required for the approval of each matter being submitted to a vote of the shareholders at the meeting.

     Shareholders of record at the close of business on April 23, 1998 will be entitled to vote at the meeting except to the extent they have transferred the ownership of any of their shares after the record date and the transferee of those shares has produced properly endorsed share certificates or has otherwise established that he owns the shares and, in either case, has demanded not later than June 1, 1998 that his name be included in the list of shareholders entitled to vote at the meeting.
     As of April 15, 1998, based upon information available to the Corporation, no one shareholder was the beneficial owner of more than five percent of the common shares.


                               VOTING OF PROXIES

     Common shares of the Corporation, represented by a valid proxy in favour of the person or persons designated in the enclosed form of proxy, will be voted on any ballot which may be called for in respect of matters referred to in the accompanying notice of meeting and, where a choice with respect to any matter to be acted upon has been specified in the proxy, the shares will be voted in accordance with the specification so made. THE COMMON SHARES WILL BE VOTED IN FAVOUR OF ANY MATTER FOR WHICH NO SPECIFICATION HAS BEEN MADE.
     The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments to the matters identified in the notice of meeting and other matters that may properly come before the meeting. Management is not aware of any amendments to matters identified in the notice of meeting or of any other matters that are to be presented for action to the meeting.

                             ELECTION OF DIRECTORS

     Under the articles of the Corporation, the Board of Directors may consist of a minimum of three and a maximum of 15 directors. At present, the Board consists of nine directors and the Board of Directors has fixed the number of directors at nine for the term of office commencing with this election. Management proposes to nominate and the persons named in the enclosed form of proxy intend to vote for the election of the nine persons named below, all of whom are already directors. Management does not contemplate that any of the nominees will be unable to serve as a director. Each director elected will hold office until the next annual general meeting or until a successor is duly elected.

---------------------------------------------------------------------------------------------------------------------------
Name and municipality               Age    Director    Principal occupation and               Directorships of other
of residence                               since       business experience within             public corporations
                                                       the last five years
---------------------------------------------------------------------------------------------------------------------------
JOHN NORMAN ABELL (1)               66     1980        Corporate director                     Stelco Inc.; AT Plastics Inc.
Ramsbury, Wilts., England

LATHAM CAWTHRA BURNS (1)            67     1980        Corporate director since June
Toronto, Ontario                                       1995; prior thereto Honorary
                                                       Chairman, Nesbitt Burns Inc.
                                                       (investment dealers)

PIERRE CHOQUETTE (2)                55     1996        President and Chief Executive          Methanex Corporation;
Vancouver, British Columbia                            Officer, Methanex Corporation          Gennum Corporation;
                                                       since 1994; President Novacorp         BC Telecom Inc.
                                                       International from 1991 to 1994

---------------------------------------------------------------------------------------------------------------------------
Name and municipality               Age    Director    Principal occupation and               Directorships of other
of residence                               since       business experience within             public corporations
                                                       the last five years
---------------------------------------------------------------------------------------------------------------------------
JOHN GILRAY CHRISTY (2)             65     1980        Chairman, Chestnut Capital             First Union Bank Advisory
Wyndmoor, Pennsylvania                                 Corporation (holding company)          Board-New Jersey; First
                                                       and corporate director                 Union Bank Advisory
                                                                                              Board-Philadelphia; The
                                                                                              Philadelphia
                                                                                              Contributionship; the 1838
                                                                                              Bond Debenture Trading
                                                                                              Fund Limited

PETER CLARKE                        67     1993        Consultant - metals and
Nanoose Bay, British Columbia                          mining industries

ROBERT LEIGH LECLERC, Q.C.          53     1992        Chairman and Chief Executive           Minefinders Corporation Ltd.
Highlands Ranch, Colorado                              Officer of the Corporation since
                                                       April 1997, Chairman of the
                                                       Corporation from May 1996 to
                                                       April 1997; Chairman and Chief
                                                       Executive Officer of and partner
                                                       in Milner Fenerty (barristers and
                                                       solicitors) from December 1993
                                                       to June 1996; prior thereto
                                                       partner in Milner Fenerty

JOHN FREDERICK MCOUAT               64     1989        Chairman, Watts, Griffis and           Bakyrchik Gold Plc.;
Toronto, Ontario                                       McOuat Limited (consulting             Cominco Ltd.; Diamond
                                                       geologists and engineers)              Fields International Ltd.;
                                                       since January 1998; prior              Euro Nevada Mining
                                                       thereto President, Watts,              Corporation Ltd.
                                                       Griffis and McOuat Limited

MONICA ELIZABETH SLOAN (1)(2)       44     1994        President, Kelman Technologies
Calgary, Alberta                                       Inc. (oil and gas servicing
                                                       company) since January 1998;
                                                       management consultant from
                                                       July 1997 to December 1997;
                                                       President, Telus Advanced
                                                       Communications from August
                                                       1995 to June 1997; prior thereto
                                                       Assistant Vice President Strategy
                                                       Development, Telus Corporation

RICHARD GEOFFREY                    67     1987        Corporate director                     Onex Corp.; Working
PENTLAND STYLES (1)(2)                                                                        Ventures Canadian Fund
Toronto, Ontario                                                                              Inc.; The Geon Company;
                                                                                              Prosource Inc.

(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee

           MEETINGS AND COMPENSATION OF THE BOARD OF DIRECTORS

     In 1997, the Board of Directors held nine meetings. All directors, except Mr. Leclerc, received an annual retainer fee of U.S.$12,500 and U.S.$500 for attendance at each meeting of the Board of Directors and of each committee on which they served. Committee chairmen received an additional annual fee of U.S.$7,500. Mr. Leclerc receives meeting attendance fees but does not receive an annual retainer fee. The committee chairmen were: Audit - Mr. Burns, and Compensation - Mr. Christy.
     In 1994 the Corporation established a director equity plan which provides for the grant of options to permit eligible directors to acquire common shares of the Corporation. Eligible directors are neither officers nor employees of the Corporation and options may be granted according to a formula which calls for grants annually on the date of the Corporation's annual meeting of shareholders. The number of shares covered by the grant shall be not less than 2,500 nor more than 6,500. On May 14, 1997 each eligible director received an option to acquire 6,500 common shares of the Corporation at a price of Can.$8.00, the closing price reported by The Toronto Stock Exchange on that date.


                  COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee reviews the annual financial statements and the annual audit with the Corporation's independent auditors and also reviews quarterly financial information which is published and disseminated to shareholders.
The Compensation Committee reviews the performance and recommends the compensation of corporate officers and makes grants under the employee share incentive plan. During 1997 each committee met four times.


                STATEMENT OF CORPORATE GOVERNANCE PRACTICES

     The Toronto and Montreal stock exchanges require companies listed on those exchanges to disclose their approach to corporate governance in their annual reports or information circulars and make the disclosure with reference to published guidelines (the "Guidelines"). The following discusses the Corporation's adherence to the Guidelines.

MANDATE OF THE BOARD OF DIRECTORS

     The Board of Directors is responsible for managing the business and affairs of the Corporation. This responsibility manifests itself in many ways such as reviewing and approving strategic and operating plans. The Board must identify the principal risks of the business and ensure they are effectively monitored and controlled. The Board is responsible for corporate governance generally and for specific tasks such as selecting a chief executive officer, assessing that individual's performance and replacing that individual if appropriate. It is also responsible for all key executive appointments and for setting equitable compensation for these and other executives.
     The Board must ensure there is a sound basis for making key business decisions, facilitate realization of corporate goals and ensure compliance, to the greatest extent possible, with sound safety and environmental standards. It must also make certain the Corporation has sufficient financial resources to meet its commitments.
     In all instances the Board must ensure that the interests of shareholders, creditors, employees and the communities in which the Corporation operates are properly served. The Board must be able and willing to take action, separate from management, on issues which by law or practice require independent thought and action. In all of this the Board has a duty to be certain the Corporation acts in a lawful, ethical and responsible manner.

COMPOSITION OF THE BOARD

     The Guidelines require the Corporation to address the extent to which the Board has a majority of unrelated directors and the basis for reaching this conclusion. An "unrelated director" is defined as a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the Corporation. Of the present nine directors, eight are unrelated. Each of them has business and other interests entirely unrelated to those of the Corporation other than interests arising from holding shares of the Corporation. The only related director is Mr. Leclerc, who is employed by the Corporation. Although Mr. McOuat is a principal in a firm which from time to time provides consulting services to the Corporation, the amount of business done for the Corporation does not represent a material percentage of that firm's gross annual revenue and Mr. McOuat is considered unrelated.

INDEPENDENT FUNCTIONING OF THE BOARD

     The positions of chairman and chief executive officer were separated until the president and chief executive officer resigned in April 1997. Following his resignation, the Board determined that the interests of the Corporation would be best served by designating the chairman as the chief executive officer for the short term. Believing the Corporation is well served and the independence of the Board from management is not compromised by the combined role, the Board, in November 1997, confirmed the chairman as the Corporation's chief executive officer. The Board has only nine members, one of which is the chairman, and at its meetings often considers matters with the chairman being the only member of management present. If required to effectively deal with a situation, the Board will excuse the chairman during discussions. The Corporation's by-laws provide that any two directors may call a meeting of the Board at any time for any purpose.
     The Board allows each director to seek the advice of independent experts, if deemed appropriate.

BOARD COMMITTEES

     The Board has an Audit and a Compensation Committee and their mandates are described at page 4 of this management proxy circular. All members of each committee are unrelated, outside directors. Considering the Board has only nine members it was decided no other committees were required. The decision was made because the Board believes the challenges facing the Corporation should receive the attention of the full Board. Functioning as a full Board, rather than several committees, allows management to have the advantage of the collective wisdom of all members of the Board. As well, management is encouraged to informally consult Board members on matters not requiring a formal Board meeting and on which a specific Board member has expertise.
     Realizing the responsibility for selection of Board nominees remains that of the Board, a nominating committee is considered unnecessary. The Board searches for and recruits new directors. From time to time the Board reviews its compliance with the guidelines and other relevant corporate governance requirements and evaluates its own effectiveness.

DECISIONS REQUIRING PRIOR APPROVAL BY THE BOARD

     Prior Board approval is required for all acquisitions of other companies, sales of securities of the Corporation, incurring debt except under approved credit arrangements with banks and financial institutions, and employment and compensation arrangements for officers of the Corporation. Board approval is also required for capital expenditures in excess of U.S.$2,500,000.

SHAREHOLDER FEEDBACK

     Shareholders are encouraged to convey their concerns to management. They may do so by writing to the Corporation's investor relations department.

THE BOARD'S EXPECTATIONS OF MANAGEMENT

     The Board expects management to conduct the business of the Corporation in keeping with the strategic and operating plans adopted by the Board. Management is also expected to assess the potential of properties to become profitable commercial producers of gold and other metals, and to develop plans, arrange financing and hire and train capable staff in order to bring these properties into production. At the same time, it is expected the major mines that today provide essentially all of the Corporation's cash flow will be effectively managed.


                               SECURITY OWNERSHIP

     The following table shows equity securities of the Corporation beneficially owned as of April 15, 1998 by all directors of the Corporation, the Chief Executive Officer and next four most highly compensated executive officers of the Corporation, and directors and executive officers of the Corporation as a group.

                                      Amount and nature of         Options to acquire common shares
                                     beneficial ownership as        of the Corporation exercisable
     Beneficial Owner                   of April 15, 1998          within 60 days of April 15, 1998
---------------------------------------------------------------------------------------------------
John N. Abell                                 10,000                             13,600
Latham C. Burns                                2,000                             13,600
Peter H. Cheesbrough                          26,868                            199,123
Pierre Choquette                               2,500                              1,625
John G. Christy                               42,553                             13,600
Peter Clarke                                  30,000                            202,967
Donald C. Ewigleben                              400                             55,464
Robert L. Leclerc                             10,000                            274,750
John F. McOuat                                 2,791                              8,725
Monica E. Sloan                                1,500                             13,600
R. Geoffrey P. Styles                          2,000                             13,600
Directors and executive                    1,004,880(1)(2)(3)
officers as a group

(1) Represents 0.7 percent of the outstanding common shares of the Corporation.
(2) Includes 874,268 common shares which directors and officers have the right to acquire within 60 days of April 15, 1998.
(3) No individual director or officer owns common shares of the Corporation representing 1.0 percent or more of the number of outstanding shares.


                           LIABILITY INSURANCE

     The Corporation has purchased insurance and has, in addition, agreed to indemnify directors and officers of the Corporation against all costs, charges and expenses reasonably incurred by them in respect of certain proceedings to which they may be made party by reason of their status as directors or officers of the Corporation. The indemnification is extended to directors and officers provided they have acted honestly and in good faith with a view to the best interests of the Corporation and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, on the condition the director or officer had reasonable grounds for believing his conduct was lawful. The amount of the premium paid in respect of directors and officers as a group was U.S.$120,000; the policy coverage is U.S.$35,000,000 per claim and in aggregate in any policy year. The first U.S.$500,000 of expense for the Corporation per claim is not covered by the policy.

                       EXECUTIVE COMPENSATION
                     SUMMARY COMPENSATION TABLE

     The table below shows the compensation of the Chief Executive Officer and the next four most highly compensated executive officers for each of the Corporation's last three completed fiscal years.

------------------------------------------------------------------------------------------------------
                                                                           Long-Term
                                                  Annual Compensation     Compensation
                                                  ------------------------------------
                                                                              Share         All Other
                                                  Salary       Bonus         Option       Compensation
Name/Principal Position                  Year     (U.S.$)     (U.S.$)       Awards (#)       (U.S.$)
------------------------------------------------------------------------------------------------------
Richard C. Kraus                         1997    $157,954    $     --             --     $1,363,569(2)
President and Chief Executive            1996     423,582          --        110,547         46,099
Officer until April 22, 1997             1995     372,274     186,137        143,328        219,958
------------------------------------------------------------------------------------------------------
Robert L. Leclerc                        1997    $354,208    $305,760        225,000     $   16,791(1)
Chairman and Chief Executive
Officer
------------------------------------------------------------------------------------------------------
Peter H. Cheesbrough                     1997    $207,945    $145,600         97,436     $   12,600(1)
Senior Vice President, Finance           1996     199,462      33,283         39,481         10,928
and Chief Financial Officer              1995     172,000      68,800         64,272         73,614
------------------------------------------------------------------------------------------------------
Robert D. Wunder                         1997    $207,308    $110,656         96,592    $     8,235(1)
Senior Vice President, Project           1996     156,385      64,340        100,507          3,069
Development until January 2, 1998
------------------------------------------------------------------------------------------------------
Scott A. Caldwell                        1997    $159,833    $112,228         41,376    $     5,535(1)
Vice President, Operations               1996      74,563      18,104         27,731            681
until March 27, 1998
------------------------------------------------------------------------------------------------------
Donald C. Ewigleben                      1997    $155,988    $ 77,984         48,708    $     7,799(1)
Vice President,                          1996     150,258      26,955         20,936          6,605
Environmental and Public Affairs         1995     144,039      69,230         21,952          4,759
------------------------------------------------------------------------------------------------------

(1) Represents the annual employer contributions to the Corporation's retirement savings and defined contribution plans.

(2) Represents, as to $1,346,986, the amount paid pursuant to an arrangement in connection with the termination of the named executive officer's employment with the Corporation and, as to $16,583, employer contributions to the Corporation's retirement savings and defined contribution plans.

EXECUTIVE CASH INCENTIVE PLAN

     The Corporation has an executive cash incentive plan (the "ECIP") under which certain officers are eligible to receive, in addition to their base salary, incentive compensation if performance objectives related to the Corporation's annual operating plan as well as certain performance standards considered applicable to the participant have been met. Awards earned and paid to officers under the ECIP for 1997 aggregated U.S.$1,115,178. The amounts paid to the Chief Executive Officer and the next four most highly compensated executive officers are shown in the Summary Compensation Table at page 7 under "Bonus".

SHARE OPTIONS

     The Corporation has adopted a share incentive plan which provides for the grant of options to purchase common shares to officers and employees. The number of common shares currently authorized under the plan is 13,000,000. The exercise price of all options granted to date has been 100 percent of the market value of the common shares on the date of each grant. Options may be granted for a term of not more than ten years and must be granted at no less than 100 percent of fair market value on the date of grant. The exercise price must be paid in full at the time of exercise of an option and may be paid either in cash or by the surrender or delivery to the Corporation of common shares.
     The Compensation Committee of the Board of Directors exercises its judgment as to eligibility for participation in the plan and the amount of any particular grant. It also determines the date on which each option shall become exercisable and may provide that options shall be exercisable in installments. The Committee may in its sole discretion accelerate the time at which any option may be exercised in whole or in part. Such discretion may be exercised in any circumstances deemed appropriate by the Committee including, but without limitation, the threat (actual or perceived) of a take-over bid for voting control of the Corporation.
     At April 15, 1998 options to purchase a total of 4,536,630 common shares were outstanding with an average exercise price per common share of Can.$11.73.
     The following table shows option grants in the last fiscal year to the Chief Executive Officer and the next four most highly compensated executive officers.


                       OPTION GRANTS IN LAST FISCAL YEAR

--------------------------------------------------------------------------------------------------------------
                                     Individual Grants                                        Grant Date Value
--------------------------------------------------------------------------------------------------------------
                                            Percent of
                                          Total Options
                                           Granted to
                                            Employees        Exercise or                          Grant Date
                            Options         in Fiscal         Base Price                        Present Value
 Name                     Granted (#)          Year         (Can.$/Sh)(1)    Expiration Date      U.S.$(2)
--------------------------------------------------------------------------------------------------------------
 Richard C. Kraus              --               --                --                --                --
--------------------------------------------------------------------------------------------------------------
 Robert L. Leclerc          225,000            15.9              8.00          May 13, 2007        645,858
--------------------------------------------------------------------------------------------------------------
 Peter H. Cheesbrough        97,436             6.9              8.00          May 13, 2007        279,688
--------------------------------------------------------------------------------------------------------------
 Robert D. Wunder            96,592             6.8              8.00          May 13, 2007        277,266
--------------------------------------------------------------------------------------------------------------
 Scott A. Caldwell           41,376             2.9              8.00          May 13, 2007        118,769
--------------------------------------------------------------------------------------------------------------
 Donald C. Ewigleben         48,708             3.4              8.00          May 13, 2007        139,815
--------------------------------------------------------------------------------------------------------------

(1) All grants under the share incentive plan were made for a ten year period at the closing price for the shares as published by The Toronto Stock Exchange on the date of grant. The Compensation Committee of the Board of Directors determines the date on which each option shall become exercisable and has decided that the options shall become exercisable as to 50 percent on the first anniversary of the date of grant and a further 25 percent on each of the second and third anniversaries of the date of grant.
(2) The Black-Scholes option valuation model has been used to estimate the fair value of options granted, assuming a weighted average option life of six years, risk-free interest rate of 6.62 percent, a dividend yield of zero percent and a volatility factor of 40 percent.

     The following table shows aggregated option exercises in the last fiscal year and year-end option values for the Chief Executive Officer and the next four most highly compensated executive officers of the Corporation.


                    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

----------------------------------------------------------------------------------------------------------------
                                                                                        Value of Unexercised
                                                        Number of Unexercised           In-The-Money Options
                          Shares                     Options at Fiscal Year-End    at Fiscal Year-End (U.S.$)(1)
                         Acquired       Value                   (#)
                       on Exercise    Realized      ------------------------------------------------------------
 Name                       (#)        (U.S.$)      Exercisable    Unexercisable    Exercisable    Unexercisable
----------------------------------------------------------------------------------------------------------------
 Richard C. Kraus           --            --          439,690         177,867            --             --
----------------------------------------------------------------------------------------------------------------
 Robert L. Leclerc          --            --          162,250         278,750            --             --
----------------------------------------------------------------------------------------------------------------
 Peter H. Cheesbrough       --            --          150,405         166,916            --             --
----------------------------------------------------------------------------------------------------------------
 Robert D. Wunder           --            --           25,127         171,972            --             --
----------------------------------------------------------------------------------------------------------------
 Scott A. Caldwell          --            --            6,933          62,174            --             --
----------------------------------------------------------------------------------------------------------------
 Donald C. Ewigleben        --            --           30,810          80,386            --             --
----------------------------------------------------------------------------------------------------------------

(1) At the end of the last completed fiscal year, no unexercised options were in the money.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     Mr. Kraus, who was the President and Chief Executive Officer of the Corporation until April 22, 1997, had a contract with the Corporation which provided for an annual base salary of U.S.$436,800. The contract, which was for an indefinite term, provided for certain lump sum payments if the Corporation terminated Mr. Kraus's employment on fewer than two years' written notice or demoted him and he voluntarily resigned within 60 days thereof. The contract also contained provisions relating to the termination of Mr. Kraus's employment in the event of a change of control of the Corporation. Mr. Kraus's employment was terminated April 22, 1997 and he has been paid all sums due to him under the contract referred to above. These payments are reflected in the Summary Compensation Table at page 7.
     Mr. Leclerc, Chairman and Chief Executive Officer of the Corporation, and the Corporation have entered into a contract which provides for an annual base salary currently set at U.S.$350,000. The contract, which is for an indefinite term, provides for certain lump sum payments if the Corporation terminates Mr. Leclerc's employment on fewer than two years' written notice or demotes him and he voluntarily resigns within 60 days thereof. In the event that a change of control of the Corporation is followed by a termination of Mr. Leclerc's employment under specified circumstances, Mr. Leclerc shall be paid a cash payment equal to three times the total of his annual base salary plus bonus under the executive cash incentive plan. The specified circumstances include
(i) the Corporation's termination of Mr. Leclerc's employment within two years of a change of control or (ii) a voluntary resignation by Mr. Leclerc for "good reason" within one year of a change of control. The expression "good reason" is defined to include any one of four acts of employer constructive dismissal: the assignment of lower level status or responsibility, a reduction in base salary, a requirement to relocate, or a change in employee participation in or benefits under the Corporation's benefit plans. Additionally, in the final 30 days of the one-year period referred to above, Mr. Leclerc may resign for any reason, or no reason at all, and be entitled forthwith to the cash payment calculated as specified above.
     There are five officers of the Corporation other than Mr. Leclerc and all have entered into employment contracts with the Corporation for indefinite terms. The contracts include provisions for lump sum payments to the officer in certain circumstances where employment has been terminated.
     All of the employment contracts referred to above also provide that, if a payment is to be made in the context of a change of control followed by termination of employment and the payment when made would constitute a "parachute payment" as defined in the U.S. Internal Revenue Code, the payment will be reduced to the largest amount that would result in no portion being subject to the excise tax imposed by (or the disallowance of a deduction under) certain provisions of the Code.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors was established in 1983 and has always been comprised of outside directors. Among other activities, the Committee sets guidelines for executive compensation and recommends compensation for executive officers of the Corporation. The Committee makes the final determination of recipients of share options and the amount of the awards. For other significant components of executive compensation, the Committee recommends action to the full Board of Directors. In all cases the directors have acted upon Compensation Committee recommendations without modification in any material way.
     The following report is submitted by the undersigned directors in their capacity as the Compensation Committee of the Board. Neither this report nor the Performance Graph following it shall be deemed incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

COMPENSATION PHILOSOPHY

     The Corporation's policy on compensation attempts to show consistent application for all executive officers, with variations given to differences in the level of responsibility for certain areas of corporate management, or in the nature of the functions performed by particular individuals or groups. The goals of the compensation program include creating a relationship between business objectives and performance which will encourage the creation of value for shareholders. No particular attempt is made to differentiate the chief executive officer for compensation purposes. The Committee views the chief executive officer as one member of the senior management team and applies compensation criteria evenly among them.

     The Committee recognizes that management of a precious metal producer must take the initiative in identifying and developing properties which will be of long-term benefit and create value for shareholders. At the same time, properties which are in production must be judiciously managed, with metal production carefully planned and delivered for sale at an efficient cost for each ounce produced. Management has limited control over the prices at which gold and silver are sold but does attempt to secure prices for future production using prudent hedging techniques.
     Regardless of the stage of property activity, management must also be mindful of the need to maintain a safe work environment. The failure to do better than standard in this area should result in a deduction from compensation otherwise payable. In addition, management must take steps to ensure the development of ore reserves and to plan for mining these reserves efficiently and with due regard for cost, safety and environmental concerns.

COMPENSATION COMPONENTS AND PERFORMANCE MEASURES

     In evaluating executive compensation for 1997, the Committee adopted a plan comprising a mix of base compensation (salary), cash bonus and share options. In considering base compensation and the principle of paying according to industry quartile standards, the Committee chose ten North American precious metal producers as a competitor group. Management and an independent consultant obtained data for the prospective 1997 salary policies of this group. The Committee considered competitor practices and judged what would best further the interests of the Corporation both short and long term. The cash bonus and share option plan components were selected in preference to and exclusion of other alternatives.
     For the financial year ended December 31, 1997 the following summarizes executive compensation recommended by the Committee and approved by the Board of Directors.
     Salary -- For the salary component, the Committee decided to compensate the most senior executives on a level that would be average (second quartile level) by reference to competitor practices in the North American gold mining industry. The same determination was made for vice presidents who have responsibility in the development or mine management areas. For vice presidents in staff functions, the Committee recommended payment in the third quartile level, meaning they would be paid on a basis whereby 25 percent of their industry counterparts would be more highly compensated. In the case of 12 of the 16 most senior executives, salaries were increased by four percent. Four executives received increases ranging from 8.3 to 11.9 percent, in all cases attributable to changes in job responsibility and an assessment of what industry would pay on average for the particular job.
     Bonus -- The Committee believes that planned operating results are critical to the establishment of bonus levels. Accordingly, the 1997 bonus plan was established to reward executives who met personal performance targets while helping the Corporation realize the targets for ore reserves, production cost, production value and support services contemplated by the 1997 Operating Plan. Executives were to have the opportunity to earn a bonus, the amount of which would be a function of their base salary and would depend on the extent to which corporate and personal goals were achieved. In February 1997, the Committee set the corporate goals leaving functional goals to be determined between the individual and his supervisor. Goals could be met in whole or in part or surpassed and bonuses would reflect this.

     As to safety, all executives would be penalized should the Corporation fail to meet safety standards. The Committee continued its policy that lost time accidents at each mine site must not exceed a predetermined target. Lost time accident performance did not meet target and bonuses were reduced.
     If a fatality were to occur, additional safety deductions would be applied as follows: (i) the vice president in charge of operations 15 percent, (ii) senior executives 10 percent, and (iii) other executives 5 percent. In 1997 there were no fatalities.
     Participants received a bonus which reflected the achievement of personal goals and the Corporation meeting certain objectives set out in the 1997 Operating Plan. Production and cost performance were better than target but support services cost exceeded target and gold reserves at producing mine sites declined. Bonus amounts attributable to these components were calculated accordingly. For 1997 performance a total of U.S.$1,115,178 was paid to 11 participants in the bonus plan. The Committee recognizes the dedication and hard work of these executives given the challenges with which the mining industry has been faced and believes that performance mandates bonus payments at the formula level measured by the criteria established in February 1997. The Committee has discretion to adjust bonus payments for individual executives but declined to exercise that discretion for 1997.
     Share options - The share option component of executive compensation was set as a function of base salary and the price for the Corporation's common shares measured at 100 percent of market on the date of grant. Share option grants were generally made in accordance with the formula and for the reasons described above. The numbers of shares covered by option grants to the named executive officers are set out in the Summary Compensation Table and the Table of Option Grants shown at pages 7 and 8.

LIMITATION ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation for each of the Chief Executive Officer and the four other highest paid executive officers to $1,000,000 per year (subject to certain exceptions). None of the Corporation's officers receive annual compensation in excess of the maximum deductible amount. If, because of competitive factors and individual performance, the Committee should determine that it is appropriate to pay one or more executive officers in excess of the annual maximum deductible amount it will consider establishing performance criteria that will allow the Corporation to avail itself of all appropriate tax deductions.

OTHER REMARKS

     In summary, the Committee believes it is important to compensate officers on a basis which reflects industry practice but which also considers corporate objectives and performance. Base salaries are established by reference to competitor practice, and the Corporation tends to pay its executives at an average or, in the case of staff executives, slightly above average rate compared with other North American precious metal producers. The cash bonus plan is aligned to short-term objectives and performance. The Corporation's share incentive plan is used as a long-term compensation technique and aligns management's objectives with those of the shareholders. Monitoring reserves is an ongoing discipline and the Corporation relies on its executives to build reserves over time and facilitate future production and other long term goals designed to create value for the shareholders.
     The Committee is of the view that the compensation practices followed for 1997 have achieved an equitable balance between compensating executives and managing the business of the Corporation for all shareholders.

John Gilray Christy, Chairman
Pierre Choquette, Monica E. Sloan, R. Geoffrey P. Styles

PERFORMANCE GRAPH

     The graph below, expressed in U.S. dollars, compares over five years the percentage change in the cumulative return to a holder of common shares in the Corporation with the cumulative performance of the S & P 500 Index, The Toronto Stock Exchange Gold Index and the price of gold. The graph assumes an investment of U.S.$100 on December 31, 1992 and the reinvestment of dividends paid during the five year period.


                            CUMULATIVE RETURNS

-----------------------------------------------------------
           ECHO BAY       LONDON PM        TSE        S&P
YEAR        COMMON           FIX          AU/AG       500
-----------------------------------------------------------
1992          100.0           100.0       100.0       100.0
1993          262.4           117.7       205.4       110.1
1994          218.0           115.0       185.3       111.5
1995          212.0           116.1       202.8       153.5
1996          138.3           110.8       155.6       188.7
1997           50.9            87.8        87.8       251.6
-----------------------------------------------------------

-------------------------------------
           LONDON PM       BASE YEAR
YEAR          FIX          COMPARISON
-------------------------------------
1992             333            100.0
1993             392            117.7
1994             383            115.0
1995             387            116.1
1996             369            110.8
1997             293             87.8
-------------------------------------

-----------------------------------------------------------------------
              C$           BASE          CURRENT     US$        BASE
              TSE          YEAR         EXCHANGE     TSE        YEAR
YEAR        COMMON      COMPARISON        RATE       GOLD    COMPARISON
-----------------------------------------------------------------------
1992         7,264           100.0        0.7929      5,760       100.0
1993        14,921           205.4        0.7553     11,270       195.7
1994        13,463           185.3        0.7129      9,597       166.6
1995        14,732           202.8        0.7325     10,791       187.4
1996        11,303           155.6        0.7302      8,253       143.3
1997         6,379            87.8        0.6968      4,445        77.2
-----------------------------------------------------------------------


                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GENERAL

     John F. McOuat is a director, officer and shareholder of Watts, Griffis and McOuat Limited ("WGM") which, from time to time, performs professional consulting services for the Corporation and affiliates. In 1991 certain affiliates of WGM sold their working interest in the Alaska-Juneau property to the Corporation for cash and other consideration. Notwithstanding the Corporation's decision to proceed no further with development of the Alaska-Juneau property and write it off, the Corporation is obligated to make two more annual payments of Can.$500,000 to the WGM affiliates. The interest of Mr. McOuat and members of his immediate family in this transaction, whether direct or indirect, is approximately 30 percent.

INDEBTEDNESS OF MANAGEMENT

     The Corporation has made loans available to certain persons employed by the Corporation or an affiliate to assist with employee relocation. The loans are for five years with an interest rate of nine percent per annum but for the first three years the interest is rebated to the employee. At the end of three years, interest at the lower of nine percent or the applicable federal rate for short-term loans determined pursuant to the U.S. Internal Revenue Code will be payable monthly until maturity. At maturity the loans may be renegotiated for a further five-year period.
     The following table shows, in United States dollars, the particulars of indebtedness by officers in excess of U.S.$60,000 for the period January 1, 1997 to April 15, 1998:

                                                                 Balance
                                      Nature       Maximum       outstanding
                                      of           balance       at                 Interest
 Name                 Capacity        loan         in period     April 15, 1998     rate
--------------------------------------------------------------------------------------------
 R. L. Leclerc        Chairman        Housing      $150,000      $140,134           9.00%


                               APPOINTMENT OF AUDITORS

     The persons named in the enclosed form of proxy intend to vote for the appointment of Ernst & Young as the auditors of the Corporation to hold office until the next annual meeting of shareholders. Ernst & Young have been the auditors of the Corporation since 1985. One or more members of the auditors will attend the meeting, have an opportunity to make a statement, and be available to respond to appropriate questions.

                                 1997 ANNUAL REPORT

     The annual report for the year 1997, including financial statements and other information with respect to the Corporation, has been mailed to each shareholder. Additional copies of the annual report may be obtained by writing to the Corporation.

                                 1999 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the next annual meeting must be received by the Corporation for inclusion in its Management Proxy Circular on or before March 12, 1999.
     The contents and the sending of this Management Proxy Circular have been approved by the directors of the Corporation.
     Dated at Edmonton, Alberta, Canada this 30th day of April 1998.


                                                   (SIGNED)
                                                   Lois-Ann L.Brodrick
                                                   Vice President and Secretary



                                ECHO BAY MINES LTD.
                                1210 Manulife Place
                                 10180 - 101 Street
                             Edmonton, Alberta, Canada
                                      T5J 3S4

                                ECHO BAY MINES LTD.

                       ANNUAL GENERAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON THE 11TH DAY OF JUNE 1998

The undersigned shareholder of ECHO BAY MINES LTD. appoints ROBERT LEIGH LECLERC, Q.C. or failing him LOIS-ANN L. BRODRICK or instead of them or either of them __________________________ as proxy of the undersigned with full power of substitution, to attend, vote and otherwise act for and on behalf of the undersigned in respect of all matters that may come before the Annual General Meeting of Shareholders to be held on the 11th day of June 1998, and at any adjournment of the meeting, with the same power the undersigned would have if the undersigned were present at the meeting, or any adjournment of the meeting, and without limiting the generality of the foregoing, the proxy is directed to vote or refrain from voting as specified below:

1. to vote FOR / / or WITHHOLD vote on / / the election of the following persons as directors: John Norman Abell, Latham Cawthra Burns, Pierre Choquette, John Gilray Christy, Peter Clarke, Robert Leigh Leclerc, Q.C., John Frederick McOuat, Monica Elizabeth Sloan and Richard Geoffrey Pentland Styles; and

2. to vote FOR / / or WITHHOLD vote on / / the appointment of Ernst & Young as auditors.

     DATED _________________________ , 1998 _____________


                                     ________________________________________
                                            Signature of Shareholder

(1) If a shareholder specifies a choice with respect to either of the matters indicated above, the shares represented by the proxy will be voted for or withheld from voting in respect of the matter on any ballot that may be called for. WITH RESPECT TO THE ELECTION OF DIRECTORS, A SHAREHOLDER MAY WITHHOLD AUTHORITY TO VOTE FOR A PARTICULAR NOMINEE BUT VOTE FOR THE ELECTION OF THE OTHER NOMINEES BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF ANY PARTICULAR NOMINEE AND CHECKING THE "VOTE FOR" BOX.

(2) If this proxy is not dated in the above space, it is deemed to bear the date on which it is mailed by the person making the solicitation.



                                    INSTRUCTIONS

If you are unable to attend the Annual General Meeting of Shareholders in person, please fill in and sign this form of proxy and return it in the envelope provided for that purpose.

1. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND THE MANAGEMENT OF THE CORPORATION.

2. If a shareholder wishes to be represented at the meeting by proxy, the proxy must be dated and executed by the shareholder or the shareholder's attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney of the corporation duly authorized.

3. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE APPOINTMENT OF AUDITORS. This form of proxy confers discretionary authority with respect to any amendments to matters identified in the notice of meeting or other matters that may properly come before the meeting.

4. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON OTHER THAN THE PERSONS DESIGNATED IN THIS FORM OF PROXY AS HIS PROXY TO ATTEND AND ACT FOR HIM AND ON HIS BEHALF AT THE MEETING. THE PERSON NEED NOT BE A SHAREHOLDER. This right may be exercised either by inserting in the space provided the name of the person or by completing another proper form of proxy.

                   NOTICE TO SHAREHOLDERS OF ECHO BAY MINES LTD.

Within a month of each quarter end Echo Bay issues a detailed news release on the operating results. Shareholders may access highlights of this news release within minutes of its release through services such as Dow Jones and Reuters or Echo Bay (www.echobay.com). A copy of the press release will be available on the Echo Bay Internet site within 24 hours of release. For this reason, many shareholders do not wish to receive the subsequent quarterly reports.

If you wish to receive the quarterly financial statements of Echo Bay Mines Ltd., please complete and return this card to Echo Bay Mines Ltd., of Montreal Trust Company of Canada, 8th Floor, 151 Front Street West, Toronto, Ontario M5J 2N1. IF THE CARD IS NOT RETURNED, YOU WILL NOT RECEIVE QUARTERLY FINANCIAL STATEMENTS.


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


ECHO BAY MINES LTD.

Please put my name on the Echo Bay supplemental mailing list.


Name


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